Hawker Beechcraft Underwriting Syndicate Members

Citigroup Global Markets, Inc.
Credit Suisse First Boston
Goldman, Sachs & Co.
Lehman Brothers, Inc.
UBS Investment Bank
Daiwa Securities America, Inc.
GE Capital Markets, Inc.
Natexis Bleichroeder, Inc.
Scotia Capital